Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
300 South Grand Avenue, suite 3400 los Angeles, CA 90071 ________ TEL: (213) 687-5000 FAX: (212) 735-5600 www.skadden.com

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August 22, 2023

PLBY Group, Inc.

10960 Wilshire Blvd., Suite 2200

Los Angeles, California 90024

Re:	PLBY Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to PLBY Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration by the Company of up to 719,618 additional shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)               the Registration Statement;

PLBY Group, Inc.

August 22, 2023

(b)               the Plan;

(c)               an executed copy of a certificate, dated the date hereof, of Chris Riley, Secretary of the Company (the “Secretary’s Certificate”);

(d)               copies of the Company’s (i) Amended and Restated Certificate of Incorporation, as amended, as in effect to February 10, 2021 and certified pursuant to the Secretary’s Certificate and (ii) Second Amended and Restated Certificate of Incorporation, as in effect from February 10, 2021, certified by the Secretary of State of the State of Delaware as of August 18, 2023 (the “Current Charter”), and certified pursuant to the Secretary’s Certificate;

(e)               a copy of the Company’s (i) Bylaws as in effect February 10, 2021 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Bylaws as in effect from February 10, 2021 and certified pursuant to the Secretary’s Certificate and as in effect as of the date hereof (the “Current Bylaws”) and certified pursuant to the Secretary’s Certificate;

(f)                copies of certain resolutions of the Board of Directors of the Company, duly executed on January 20, 2021, February 10, 2021 and August 22, 2023, certified pursuant to the Secretary’s Certificate;

(g)               the report of the inspector of elections of the Special Meeting of the Stockholders of the Company held on February 9, 2021, reflecting approval of the Plan, certified pursuant to the Secretary’s Certificate; and

(h)               the forms of award agreements under the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary's Certificate.

PLBY Group, Inc.

August 22, 2023

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company and (iii) each award agreement under which stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards are granted pursuant to the Plan will be consistent with the Plan and the applicable form of award agreement and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plan shall not be less than the per share par value of the Shares.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the eligible individuals in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that the issuance of the Shares does not and will not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Current Charter or Current Bylaws).

PLBY Group, Inc.

August 22, 2023

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP